ABN AMRO Funds

File No.: 811-8004

EXHIBITS to ITEM 77Q

77Q(b): Copy of the text of the proposal described in answer to 77D:

RESOLVED, that the proposal to amend the investment policy of ABN AMRO Investment Grade Bond Fund (the "Fund"), as discussed at this Meeting, be, and hereby is, approved; and

FURTHER

RESOLVED, that the Board of Trustees of ABN AMRO Funds hereby authorizes the preparation, filing and dissemination of a prospectus supplement for the Fund to supplement the Funds Class I shares prospectus to inform shareholders of the change in the Funds investment policy.

Prospectus supplement dated April 30, 2003 was filed on April 30, 2003 (Accession No.: 0000950137-03-002529) and is incorporated by reference.

77Q(e)

(1) Interim Investment Sub-Advisory Agreement for ABN AMRO Mid Cap Fund between ABN AMRO Asset Management, Inc. and Optimum Investment Advisors LP is filed herein as Exhibit 77Q(e)(1).

(2) Investment Advisory Agreement for ABN AMRO High Yield Bond Fund is filed herein as Exhibit 77Q(e)(2).

Exhibit 77(Q)(e)(1)

INVESTMENT ADVISORY AGREEMENT

ABN AMRO High Yield Bond Fund

AGREEMENT made this 30th day of June, 2003 by and between ABN AMRO Funds, a Delaware statutory trust (the "Trust") on behalf of ABN AMRO High Yield Bond Fund (the "Fund") and ABN AMRO Asset Management (USA) LLC (the "Adviser").

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company; and

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Adviser as follows:

1. Appointment. The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Duties of Adviser. As investment adviser, the Adviser shall: (i) manage the investment and reinvestment of the assets of the Fund, (ii) continuously review, supervise and administer the investment program of the Fund, (iii) determine in its discretion, the assets to be held uninvested, (iv) provide the Trust with records concerning the Advisers activities which are required to be maintained by the Trust and (v) render regular reports to the Trusts officers and Board of Trustees concerning the Advisers discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust and in compliance with the objectives, policies and limitations set forth in the Funds then effective prospectus and statement of additional information. The Adviser accepts such employment and agrees to render such services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform such services on the terms and for the compensation provided herein.

3. Portfolio Transactions. The Adviser shall select and monitor the selection of the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Fund are obtained. Subject to policies established by the Board of Trustees of the Trust and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Advisers overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 2 and 3 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month a monthly fee of one-twelfth of 0.45% of the Funds average daily net assets for that month.

In the event of termination of this Agreement, the fee provided in this Section 4 shall be paid on a pro-rata basis, based on the number of days during which this Agreement was in effect.

5. Reports. The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

6. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.

7. Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8. Duration and Termination. The term of this Agreement shall commence on the date that an amendment to the Trusts registration statement establishing the Fund becomes effective (the "Effective Date"), provided that first it is approved by the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the 1940 Act, and by the holders of a majority of the outstanding voting securities of the Fund, and shall continue in effect until December 31, 2004. This Agreement may continue in effect after its initial term only if such continuance is approved at least annually by (i) the Trusts Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in Section 15(c) of the 1940 Act. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Funds outstanding voting securities, upon sixty (60) days written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

As used in this Section 8, the terms "assignment", "interested person" and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

9. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund and (ii) a majority of the Trustees, including a majority of the Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABN AMRO FUNDS for

ATTEST ABN AMRO High Yield Bond Fund

/s/ Laura Hlade By: /s/ Gerald Dillenburg

Title: C.O.O.

ATTEST ABN AMRO ASSET MANAGEMENT (USA) LLC

/s/ Laura Hlade By: /s/ Seymour A. Newman

Title: Exec. V.P. & CFO

Exhibit 77(q)(e)(2)

INTERIM SUB-INVESTMENT ADVISORY AGREEMENT
BETWEEN ABN AMRO ASSET MANAGEMENT, INC.
AND OPTIMUM INVESTMENT ADVISORS LP

INTERIM SUB-INVESTMENT ADVISORY AGREEMENT (the "Agreement") made this 30th day of September, 2003, by and between ABN AMRO Asset Management, Inc. (hereinafter referred to as the "Investment Adviser") and Optimum Investment Advisors LP (hereinafter referred to as the "Sub-Adviser"), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Investment Adviser wishes to enter into a contract with the Sub-Adviser to render the Investment Adviser the following services:

Provide research, analysis, advice and recommendations with respect to the purchase and sale of securities, and make investment commitments regarding assets of the ABN AMRO Mid Cap Fund (hereinafter referred to as the "Fund"), a series of the ABN AMRO Funds (hereinafter referred to as the "Trust"), subject to oversight by the Trustees of the Trust and the supervision of the Investment Adviser.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

    As compensation for the services enumerated herein, the Investment Adviser will pay the Sub-Adviser a fee, which shall be calculated monthly and payable monthly, as set forth in Schedule A hereto.

    If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Sub-Advisers compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

    This Agreement shall become effective as of the date first above written, subject to the approval of the Trustees of the Trust in accordance with the provisions of the Investment Company Act of 1940 (the "Act"). The Investment Adviser will promptly advise the Sub-Adviser as to the giving of such approval. The Investment Adviser represents that it is the investment adviser of the Fund, with the authority as such to enter into this Agreement.

    This Agreement shall become effective as of the day and year first written above, and shall remain in effect until the earlier of: (i) 150 days from the date hereof or (ii) a majority of the outstanding voting securities (as defined in the Act) of the Fund approve a Sub-Investment Advisory Agreement with Sub-Adviser, unless sooner terminated as provided herein. This Agreement will terminate automatically without payment of any penalty upon termination of the Investment Advisory Agreement relating to the Fund between the Trust and the Investment Adviser (accompanied by simultaneous notice to the Sub-Adviser) or upon sixty days written notice by the Trust to the Sub Adviser that the Trustees of the Trust, the Investment Adviser or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the Act, have terminated this Agreement. This Agreement may also be terminated by the Sub-Adviser without penalty upon sixty days written notice to Investment Adviser and the Trust.

    This Agreement shall terminate automatically in the event of its assignment or (upon notice thereof to the Sub-Adviser) the assignment of the Investment Advisory Agreement, unless its continuation thereafter is approved by the Board of Trustees of the Trust and the shareholders of the Fund as required by the Act (in each case as the term "assignment" is defined in Section 2(a)(4) of the Act).

    Subject to the supervision of the Board of Trustees of the Trust and the Investment Adviser, the Sub-Adviser will provide an investment program for the Fund, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Fund, and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with the Funds investment objective policies and restrictions as stated in the Prospectus (as used herein this term includes the related Statement of Additional Information), as provided to the Sub-Adviser by the Investment Adviser. The Sub-Adviser further agrees that it:

      will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal or State agencies which now have or in the future will have jurisdiction over its activities;

      will pay expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction changes, if any) purchased for the Fund, provided that the Sub-Adviser will not pay for or provide a credit with respect to any research provided to it in accordance with Section 4(c);

      will place orders pursuant to its investment determinations for the Fund either directly with any broker or dealer, or with the issuer. In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best overall price and the most favorable execution of its orders, except as provided below. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser has been advised by the Investment Adviser that the Trust has authorized the Investment Adviser to authorize the Sub-Adviser, in its discretion, to purchase and sell securities to and from brokers and dealers who promote the sale of Fund shares and the Investment Adviser hereby so authorizes the Sub-Adviser. In no instance will securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser or of the Fund as principal. Notwithstanding the foregoing sentence, the Sub-Adviser may arrange for the execution of brokered transactions through an affiliated broker dealer in conformity with policies and procedures for such purpose if, when, and as established by the Trustees of the Trust. Subject to policies established by the Trustees of the Trust and communicated to the Sub-Adviser, it is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Investment Adviser or the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Advisers overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion.

      will review the daily valuation of securities owned by the Fund as obtained on a daily basis by the Funds administrator and furnished by it to Sub-Adviser, and will promptly notify the Trust and the Investment Adviser if the Sub-Adviser believes that any such valuations may not properly reflect the market value of any securities owned by the Fund, provided, however, that the Sub-Adviser is not required by this sub-paragraph to obtain valuations of any such securities from brokers or dealers or otherwise, or to otherwise independently verify valuations of any such securities.

      will be responsible for voting all proxies of the Fund in accordance with the Proxy Voting Policies and Guidelines of Sub-Adviser (the "Proxy Policy"), provided that such Proxy Policy and any amendments thereto are furnished to the Trust.

      will attend regular business and investment-related meetings with the Trusts Board of Trustees and the Investment Adviser if requested to do so by the Trust and/or the Investment Adviser.

      maintain books and records with respect to the securities transactions for the Fund and proxy voting record for the Fund, furnish to the Investment Adviser and the Trusts Board of Trustees such periodic and special reports as they may request with respect to the Fund, and provide in advance to the Investment Adviser all of the Sub-Advisers reports to the Trusts Board of Trustees for examination and review within a reasonable time prior to the Trusts Board meetings.

    Sub-Adviser agrees with respect to the services provided to the Fund that it:

      will upon request telecopy trade information to the investment adviser on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Investment Adviser; and

      will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and its prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where Sub-Adviser is advised by counsel that the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

    In compliance with the requirements of Rule 31a-3 under the Act, Sub-Adviser acknowledges that all records which it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trusts request, provided, that Sub-Adviser may retain copies thereof at its own expense. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act relating to transactions placed by Sub-Adviser for the Fund. Sub-Adviser further agrees to maintain the Funds proxy voting record in a form mutually agreeable between the parties and which contains the information required by Form N-PX under the Act.

    It is expressly understood and agreed that the services to be rendered by the Sub-Adviser to the Investment Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to provide similar or different services to others so long as its ability to provide the services provided for in this Agreement shall not be materially impaired thereby.

    The Investment Adviser agrees that it will furnish currently to the Sub-Adviser all information with reference to the Fund and the Trust that is reasonably necessary to permit the Sub-Adviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied. Without limiting the generality of the foregoing, Investment Adviser will furnish to Sub-Adviser procedures consistent with the Trusts contract with the Funds custodian from time to time (the "Custodian"), and reasonably satisfactory to Sub-Adviser, for consummation of portfolio transactions for the Fund by payment to or delivery by the Custodian of all cash and/or securities or other investments due to or from the Fund, and Sub-Adviser shall not have possession or custody thereof or any responsibility or liability with respect to such custody. Upon giving proper instructions to the Custodian, Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

    The Sub-Adviser and its directors, officers, stockholders, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or the Trust in connection with any matters to which this Agreement relates or for any other act or omission in the performance by the Sub-Adviser of its duties under this agreement except that nothing herein contained shall be construed to protect the Sub-Adviser against any liability by reason of the Sub-Advisers willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.

    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. Except to the extent governed by federal law including the Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

    No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Trust until approved in accordance with the Act.

    Any notice to be given hereunder may be given by personal notification or by facsimile transmission, to the party specified at the address stated below:

To the Investment Adviser at:

ABN AMRO Asset Management, Inc.
161 North Clark Street 9th Floor
Chicago, Illinois 60601
Attn: Stuart D. Bilton
Facsimile: (312) 884-2435

To the Sub-Adviser at:

Optimum Investment Advisors LP
100 South Wacker Drive
Suite 2100
Chicago, IL 60606
Attn: H. Steel Bokhof, Jr.
Facsimile: (312) 782-9797

To the Fund or the Trust at:

The ABN AMRO Funds
161 North Clark Street 12MD
Chicago, Illinois 60601
Attn: Gerald F. Dillenburg
Facsimile: (312) 884-2430

or addressed as such party may from time to time designate by notice to other parties in accordance herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.
ABN AMRO ASSET MANAGEMENT, INC. By: /s/ Seymour Newman Title: Exec. V.P. & CFO
OPTIMUM INVESTMENT ADVISORS LP By: /s/ H. Steel Bokhof, Jr. Title: Vice Chairman

SCHEDULE A
Effective September 30, 2003

ABN AMRO Mid Cap Fund

Investment Adviser will pay to Sub-Adviser a fee at an annual rate equal to 0.30 of 1% per annum on the first $100 million of the Funds average daily net assets; 0.25 of 1% per annum on the next $300 million of the Funds average daily net assets; and 0.20 of 1% per annum on the Funds average daily net assets over $400 million; provided that, the Sub-Adviser shall not receive a fee for any month in which the Funds average daily net assets are $18 million or less. The fee shall be payable monthly in arrears.